Exhibit 99.1

7000 Cardinal Place Dublin, Ohio 43017 www.cardinalhealth.com

FOR IMMEDIATE RELEASE
Contacts:

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Bob Reflogal (614) 757-7542 bob.reflogal@cardinal.com

CARDINAL HEALTH REAFFIRMS FISCAL 2008 EPS GUIDANCE,

UPDATES SEGMENT PROFIT OUTLOOK

DUBLIN, Ohio, Sept. 14, 2007 — In advance of its annual investor meeting, Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, reaffirmed its earnings-per-share (EPS) target for the fiscal year and updated the profit outlook for its operating segments.

The company said non-GAAP EPS from continuing operations1 is still expected to exceed the long-term goal of 12 to 16 percent growth it set in June, finishing the year in a range of $3.95 to $4.15 per share.

To reflect an industry-wide moderation in the sale of prescription drugs, the company revised the outlook for its Supply Chain Pharmaceutical segment, which is now expected to grow profit during the year in line with its long-term goal of 7 to 10 percent growth. Cardinal Health previously said profit growth for this segment was expected at the top end of the long-term range.

Financial targets remain unchanged for the company’s three other operating segments.

“While market factors led us to revise our outlook for the Supply Chain Pharma segment, the strength of our Clinical and Medical Products businesses allow us to maintain our EPS guidance range for the full year,” said R. Kerry Clark, chief executive officer of Cardinal Health. “The diversity of our portfolio is a key differentiator, offering stable growth and strong cash flow in our core supply chain services sector, and faster growth with higher returns in our clinical and medical products sector.”

The company will host its annual meeting for invited investment professionals and financial analysts on Sept. 19 in New York. More information about the meeting may be found on the investor page of cardinalhealth.com.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $87 billion, global company serving the health-care industry with products and services that help hospitals, physician

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Cardinal Health Reaffirms Fiscal 2008 Guidance, Updates Segment Profit Outlook

offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining software and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 on five continents. More information about the company may be found at cardinalhealth.com.

[1]

Non-GAAP diluted EPS from continuing operations: earnings from continuing operations, excluding special items and impairment charges and other, both net of tax, divided by diluted weighted average shares outstanding.

Non-GAAP Financial Measures

The Company presents non-GAAP earnings from continuing operations (and presentations derived from this financial measure) on a forward-looking basis. The most directly comparable forward-looking GAAP measure is earnings from continuing operations. The Company is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure because the Company cannot reliably forecast special items and impairment charges and other, which are difficult to predict and estimate. Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to the timing of generic introductions and the frequency or rate of pharmaceutical price appreciation; changes in the distribution patterns or reimbursement rates for health-care products and/or services; uncertainties related to finalizing the pending settlement of the class-action securities litigation, including obtaining court approval of the settlement; successful integration of Cardinal Health and VIASYS Healthcare and the ability to achieve synergies from the acquisition; and general economic and market conditions. This news release reflects management’s views as of September 14, 2007. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.